UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549


SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 4)


Solitario Exploration & Royalty Corp.
(Name of Issuer)

Common Shares
(Title of Class of Securities)

8342EP107
(CUSIP Number)

December 31, 2009
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
      [   ]Rule 13d-1(b)
      [ X ]Rule 13d-1(c)
      [   ]Rule 13d-1(d)

CUSIP No. 8342EP107
........................................

1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Sprott Asset Management LP
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [X]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       Ontario, Canada
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES             251,900
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY            4,184,840
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING           251,900
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH              4,184,840
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,436,740
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       14.9%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

       IA
________________________________________________________________________________


CUSIP No. 8342EP107
........................................

1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Sprott Gold and Precious Minerals Fund
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [X]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       Ontario, Canada
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES             0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY            1,500,000
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING           0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH              1,500,000
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,500,000
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.0%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

       OO
________________________________________________________________________________


Item 1.

      (a)   Name of Issuer: Solitario Exploration & Royalty Corp.

      (b)   Address of Issuer's Principal Executive Offices:
            4251 Kipling Street, Suite 390, Wheat Ridge, CO 80033

Item 2.

      (a)   Name of Person Filing:
		Sprott Asset Management LP
		Sprott Gold and Precious Minerals Fund

      (b)   Address of Principal Business Office:
            	Sprott Asset Management LP:
		Suite 2700, South Tower, Royal Bank Plaza, Toronto, ON M5J 2J1 Sprott Gold and Precious Minerals Fund:
		Suite 2700, South Tower, Royal Bank Plaza, Toronto, ON M5J 2J1

      (c)   Citizenship:
		Sprott Asset Management LP: Canada
		Sprott Gold and Precious Minerals Fund: Canada

      (d)   Title of Class of Securities: Common Shares

      (e)   CUSIP Number: 8342EP107

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

      (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

      (b) [ ] Bank as defined in section 3(a)(6) of the Act
              (15 U.S.C. 78c).

      (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

      (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e) [ ] An investment adviser in accordance with ss. 240.13d-1(b)(ii)(E).

      (f) [ ] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F).

      (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G).

      (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

      (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

      (j) [ ] Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

Item 4. Ownership

      (a) Amount Beneficially Owned:
		Sprott Asset Management LP: 4,436,740
		Sprott Gold and Precious Minerals Fund: 1,500,000

      (b) Percent of Class:
		Sprott Asset Management LP: 14.9%
		Sprott Gold and Precious Minerals Fund: 5.0%

      (c) Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote:
			Sprott Asset Management LP: 251,900
			Sprott Gold and Precious Minerals Fund: 0

              (ii)  Shared power to vote or to direct the vote:
			Sprott Asset Management LP: 4,184,840
			Sprott Gold and Precious Minerals Fund: 1,500,000

              (iii) Sole power to dispose or to direct the disposition of:
			Sprott Asset Management LP: 251,900
			Sprott Gold and Precious Minerals Fund: 0

              (iv) Shared power to dispose or to direct the disposition of:
			Sprott Asset Management LP: 4,184,840
			Sprott Gold and Precious Minerals Fund: 1,500,000

Item 5. Ownership of Five Percent or Less of a Class:

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Item 6. Ownership of More than Five Percent on Behalf of Another Person:

        N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

        N/A

Item 8. Identification and Classification of Members of the Group:

        N/A

Item 9. Notice of Dissolution of Group:

        N/A

Item 10. Certification:

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      				January 26, 2010
      				------------------
					Date

				SPROTT ASSET MANAGEMENT LP,
				by its General Partner,
				SPROTT ASSET MANAGEMENT GP INC.


				By: _____________________________
				Name: /s/ Steven Rostowsky
				Title: Chief Financial Officer


				Sprott Gold and Precious Minerals Fund,
				by its Investment Manager,
				SPROTT ASSET MANAGEMENT LP


				By: _____________________________
				Name: /s/ Steven Rostowsky
				Title: Chief Financial Officer